UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2012

NATIONAL PATENT DEVELOPMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-50587	13-4005439
(State or other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

100 South Bedford Road, Suite 2R, Mount Kisco, NY	10549
(Address of principal executive offices)	(Zip code)

(914) 242-5700
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Merger Agreement

On June 18, 2012, National Patent Development Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NPT Advisors, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“MergerSub”), The Winthrop Corporation, a Connecticut corporation (“Winthrop”), and Peter M. Donovan (“Mr. Donovan”), acting in his capacity as representative of the securityholders of Winthrop (the “Securityholders’ Representative”) in connection with the transactions contemplated by the Merger Agreement.  Pursuant to the Merger Agreement, subject to the fulfillment or waiver of the conditions thereof, MergerSub will be merged with and into Winthrop (the “Merger”) and Winthrop will continue as the corporation surviving the Merger (the “Surviving Entity”).  Following the Merger, the Surviving Entity will be a wholly-owned subsidiary of the Company.  The Merger Agreement was approved by the respective boards of directors of the Company, Merger Sub and Winthrop.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the outstanding shares of Winthrop’s Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the “Winthrop Common Stock”) will be converted into the right to receive aggregate consideration of $6,614,000, subject to adjustment as described below (as so adjusted, the “Purchase Price”), consisting of, at the election of each individual holder of Winthrop Common Stock, either (i) in the case only of “accredited investors” who elect to receive shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), Company Common Stock valued at $2.00 per share (subject to equitable adjustment if the Company effects any stock split, stock dividend, reverse stock split or similar transaction with respect to Company Common Stock prior to the effective time of the Merger) or (ii) cash (the “Merger Consideration”).  Holders of Winthrop Common Stock who do not make a cash or stock election will receive cash in the Merger.  The Merger Agreement provides that holders of Winthrop Common Stock who elect to receive Company Common Stock as Merger Consideration will be subject to a three year transfer restriction on such Company Common Stock.

The Merger Agreement provides that the Purchase Price will be adjusted in the event that (i) as of the closing date of the transactions contemplated by the Merger Agreement (the “Closing Date”), Winthrop has obtained consents to the assignment of advisory contracts pursuant to which it and its subsidiaries provide investment management services to their clients (“Advisory Contracts”) representing revenues that are less than 90% of a baseline revenue amount (the “Advisory Contract Adjustment”), and (ii) Winthrop’s consolidated net working capital measured as of a date no more than 10 business days prior to the closing of the Merger (the “Closing”) is more than $100,000 less than Winthrop’s consolidated net working capital as of the close of business on March 30, 2012 (the “Net Working Capital Adjustment”).  In the case of an Advisory Contract Adjustment, the Purchase Price will be decreased, prior to any Net Working Capital Adjustment, by a percentage equal to 1.30 multiplied by the amount, expressed as a percentage, equal to (a) 90% of the baseline revenue amount minus the revenues represented by the Advisory Contracts for which consents have been obtained or deemed obtained by Winthrop as of the Closing Date, divided by (b) the baseline revenue amount.  In the case of a Net Working Capital Adjustment, such adjustment will be made after any Advisory Contract Adjustment on a dollar-for-dollar basis equal to the amount of any such shortfall in consolidated net working capital in excess of $100,000.

The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of various conditions, including the following: (i) the adoption of the Merger Agreement by the holders of the Winthrop Common Stock; (ii) the receipt by the Company of consents, including in certain cases “negative” consents, to Advisory Contracts representing revenues that are not less than 70% of a baseline revenue amount; (iii) the continued employment by Winthrop and/or its subsidiaries of each of Peter M. Donovan (“Mr. Donovan”), Theodore S. Roman, Amit S. Khandwala and M. Anthony E. van Daalen (the “Key Winthrop Employees”), and the effectiveness of the employment agreements between the Company and each of the Key Winthrop Employees (the “Key Employment Agreements”) as of the Closing Date; (iv) the absence of any material adverse effect on the business of Winthrop and its subsidiaries; (v) the accuracy of the representations and warranties made by Winthrop and its continued compliance with its obligations under the Merger Agreement; (vi) the absence of certain governmental constraints and/or legal impediments to consummation of the Merger; (vii) the delivery to the Company of certain audited and unaudited consolidated financial statements of Winthrop and its subsidiaries; (viii) the documentation by Winthrop of its internal accounting controls, which are satisfactory to the Company in its reasonable judgment; and (ix) the provision of keyman insurance on the life of Mr. Donovan.

The obligation of Winthrop to consummate the Merger is subject to the satisfaction or waiver of various conditions, including the following: (i) entry by the Company into an investors’ rights agreement (the “Investors’ Rights Agreement”), as described below, with each holder of Winthrop Common Stock receiving Company Common Stock as Merger Consideration and with the Key Winthrop Employees, who are entitled to receive restricted stock units representing Company Common Stock pursuant to the Key Employment Agreements (each as defined below); (ii) the absence of any material adverse effect on the business of the Company; (iii) the procurement of certain consents; (iv) the accuracy of the representations and warranties made by the Company and its continued compliance with its obligations under the Merger Agreement; and (v) the absence of certain governmental constraints and/or legal impediments to the consummation of the Merger.

Completion of the Merger is expected to occur in the fourth quarter of 2012, although there can be no assurance that the Merger will occur within the expected timeframe or at all.

The Merger Agreement contains representations and warranties by the Company and Winthrop.  Each of the parties represents and warrants, among other things, as to its due organization, authority and enforceability, capitalization, compliance with law and business and operations. The representations and warranties of the Company and Winthrop survive for 12 months from the Closing Date or, in the case of certain fundamental representations and warranties, for 18 months from the Closing Date.

The Merger Agreement contains various covenants of each of the parties, including: (i) in the case of Winthrop, conducting its business in the ordinary course prior to the Closing Date and not taking certain actions relating to the operation of its business without the prior approval of the Company; (ii) using commercially reasonable efforts to satisfy the conditions to Closing and to consummate the Merger as promptly as practicable, (iii) obtaining various consents and approvals necessary for consummation of the Merger; (iv) in the case of Winthrop, holding a meeting of its stockholders for approval of the Merger by the holders of the Winthrop Common Stock; (v) in the case of Winthrop, terminating any tax-qualified retirement plan that is a defined contribution plan as defined under Section 3(34) of ERISA.

In addition, the Merger Agreement provides that the Company will, as soon as practicable, and in any event within 60 days of the Closing, establish a pool of $404,000 in value for the payment, in the discretion of Winthrop’s chief executive officer, of (i) bonuses for employees and officers of Winthrop or its subsidiaries as of the Closing Date and (ii) expenses of Winthrop in connection with the Merger Agreement, which pool will consist, as determined by Winthrop’s chief executive officer, of a combination of (x) at least 65,000 restricted stock units under the Company’s 2007 Incentive Stock Plan, valued for this purpose at $2.00 per share of Company Common Stock, and (y) cash.  The Merger Agreement also provides that the Company will, among other things: (i) so long as he holds at least 750,000 shares of Company Common Stock, and subject to the fiduciary duties of the Company’s Board of Directors, include Mr. Donovan on the Board of Directors of the Company; (ii) include the word “Wright” in its legal name on or prior to the 12 month anniversary of the Closing Date, and include the word “Winthrop” in the name of the Surviving Entity; (iii) for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, cause the Surviving Entity to provide The School for Ethical Education (“TSEE”) certain office services substantially similar to those provided by Winthrop to TSEE during the year ended December 31, 2011; and (v) for a period of three years after the Closing, not take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or by-laws of Winthrop or any of its subsidiaries for the benefit of certain indemnified executives of Winthrop at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

Pursuant to the Merger Agreement and subject to certain limitations, the Company will be indemnified by the Support Agreement Securityholders (as defined below), who will assume their proportional share of such indemnification obligations (in proportion to the percentage of the total Merger Consideration received by them) by entering into a Support Agreement (the “Support Agreement”), against all losses incurred with respect to or in connection with the following: (i) the failure of any representation or warranty of Winthrop in the Merger Agreement or in other documents delivered pursuant to the terms of the Merger Agreement (collectively, the “Transaction Documents”) to be true and correct; (ii) any failure by Winthrop to fully perform, fulfill or comply with any covenant of Winthrop set forth in the Transaction Documents; and (iii) the payment of certain pre-closing taxes. The indemnification obligations of the Support Agreement Securityholders are several and not joint and, with respect to breaches of representations and warranties (other than breaches of certain fundamental representations and warranties or claims arising from fraud or intentional misrepresentation), are capped at twenty-five percent (25%) of the Purchase Price.  The obligations of the Support Agreement Securityholders for breaches of certain fundamental representations and warranties is capped at one hundred percent (100%) of the Purchase Price. The Support Agreement Securityholders are not required to indemnify the Company against losses from any individual claim or series of related claims in an amount of less than $5,000, other than a claim arising from any breach or inaccuracy of any fundamental representations, fraud or intentional misrepresentation. In addition, the Support Agreement Securityholders are not required to indemnify the Company unless and until the aggregate amount of indemnifiable losses suffered by the Company exceeds $20,000, at which time the Company will be entitled to indemnification for the amount of losses that exceeds such amount.

Subject to certain limitations, the Company has agreed to indemnify the Support Agreement Securityholders against all losses incurred by any such Support Agreement Securityholder with respect to or in connection with the following: (i) the failure of any representation or warranty of the Company in the Transaction Documents to be true and correct; (ii) any failure by the Company to fully perform, fulfill or comply with any of its covenants set forth in the Transaction Documents; (iii) any and all taxes due and payable by the Surviving Entity or any subsidiary thereof for any taxable period after the Closing Date or for the portion of any straddle period after the Closing Date; and (iv) any and all taxes attributable to acts or transactions of the Surviving Entity or any subsidiary thereof occurring on the Closing Date but after the Closing and not in the ordinary course of business, to the extent such taxes are not pre-closing taxes.

The Merger Agreement contains certain termination rights of the Company and Winthrop, including the right to terminate the Merger Agreement if the Merger has not closed prior to the close of business on the 180th day following the date of the Merger Agreement.  The Company and Winthrop may terminate the Merger Agreement by mutual consent, and either party may unilaterally terminate the Merger Agreement due to (i) the uncured breach of certain of the other party’s representations, warranties, covenants or agreements set forth in the Merger Agreement, or (ii) certain legal impediments preventing the consummation of, or making illegal, the transactions contemplated by the Merger Agreement.

The Merger Agreement is attached hereto as Exhibit 2.1.  The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

Side Letters

In connection with the Company’s obligation pursuant to the Merger Agreement to include Mr. Donovan on the Board of Directors of the Company, Harvey Eisen, Chief Executive Officer of the Company (“Mr. Eisen”), and certain entities managed by him, have agreed to vote, or cause to be voted, all shares of Company Common Stock beneficially owned by them or with respect to which they have or share voting authority, in favor of the election of Mr. Donovan to, and against his removal from, the board of directors of the Company, until the earlier of (A) the later of (i) five years from the Closing Date and (ii) such time after five years from the Closing Date as the board of directors of the Company determines, in the exercise of its fiduciary duties, not to re-nominate Mr. Donovan as a director, and (B) the date that Mr. Donovan, his spouse and his account in The Wright Investors’ Service Deferred Savings, Profit Sharing and Investment Plan and Trust (the “Winthrop Plan”) cease to beneficially own, in the aggregate, at least 750,000 shares of Company Common Stock. Mr. Eisen and the entities managed by him currently have voting authority with respect to approximately 30% of the outstanding Company Common Stock.

Mr. Donovan has entered into a side letter in connection with the Merger Agreement pursuant to which he has (i) irrevocably agreed to (a) except with respect to shares allocated to his account in the Winthrop Plan, to make a stock election with regard to all shares of Winthrop Common Stock as to which he will have a right to make an election pursuant to the Merger Agreement and (b) use his reasonable best efforts to cause Alexandria Donovan (in her personal capacity and in her capacity as custodian) to make a stock election with regard to all shares of Winthrop Common Stock as to which she has a right to make an election pursuant to the Merger Agreement and (ii) agrees that, with respect to any meeting of the stockholders of Winthrop called for the purpose of considering and voting on approval of the Merger Agreement and the Merger, and at any adjournment or postponement thereof, he will (a)(1) be present in person or by proxy, and (2) vote or cause to be voted all shares of Winthrop Common Stock that are owned or controlled by him, or in respect of which he has voting authority in favor of approval of the Merger Agreement and the Merger, and (b) use his reasonable best efforts to cause Alexandria Donovan (in her personal capacity and in her capacity as custodian) to (1) be present in person or by proxy, and (2) vote or cause to be voted all shares of Winthrop Common stock that are owned or controlled by her, or in respect of which she has voting authority in favor of approval of the Merger Agreement and the Merger.  The shares of Winthrop Common Stock subject to this side letter, as to which Mr. Donovan and Alexandria Donovan have both voting and investment authority, represent approximately 25.2%, in the case of Mr. Donovan, and 0.5%, in the case of Alexandria Donovan, of the outstanding Winthrop Common Stock.

Support Agreement

The Merger Agreement provides that Winthrop will use commercially reasonable efforts to deliver to the Company, within thirty (30) days from the date of the Merger Agreement, the Support Agreement, by and between the Company, the Securityholders’ Representative and Winthrop securityholders holding no less than 92% of the outstanding Winthrop Common Stock (the “Support Agreement Securityholders”).  As a condition to the Company’s obligation to consummate the Merger, the Merger Agreement provides that the Support Agreement Securityholders must hold in the aggregate no less than 92% of the outstanding voting power of Winthrop immediately prior to the effective date of the Merger.

Pursuant to the Support Agreement, the Support Agreement Securityholders will agree, among other things, agree to (i) indemnify the Company severally but not jointly as described above, and (ii) waive their rights of appraisal (if any) under Section 33-856 of the Connecticut Business Corporation Act in connection with the Merger and the transactions contemplated by the Merger Agreement.

Investors’ Rights Agreement

The Investors’ Rights Agreement is to be entered into by and among the Company and Winthrop employees or securityholders receiving restricted stock units under the Key Employment Agreements, shares of Company Common Stock as Merger Consideration, and, after the Closing, the Bonus RSUs.  The Investors’ Rights Agreement provides that shares of Company Common Stock received as Merger Consideration will be subject to a three year transfer restriction and, for any such shares held by an employee of the Company who terminates such employment without “good reason” prior to the third anniversary of the Closing, a call right in favor of the Company at a purchase price per share equal to the fair market value of Company Common Stock as of the date of the notice of the exercise of the call right.  In addition, the Investors’ Rights Agreement provides for: (i) a right of first offer in favor of the Key Winthrop Employees in the event that the Company effects or agrees to a sale of Winthrop or all or substantially all of its business or assets prior to the fifth anniversary of the Closing, and (ii) certain demand and piggyback registration rights to be available following the third anniversary of the Closing with respect to the Company Common Stock held, or to be held upon the settlement date of each applicable holder’s restricted stock unit agreement, by parties to the Investors’ Rights Agreement.

Key Employment Agreements

Simultaneously with the execution of the Merger Agreement, and as an inducement to the Company’s entering into the Merger Agreement, the Company entered into employment agreements (the “Employment Agreements”), to be effective at the Closing, with each of (a) Mr. Donovan, (b) Theodore S. Roman, (c) Amit S. Khandwala, and (d) M. Anthony E. van Daalen, who the management of the Company has determined are the key employees of Winthrop (the “Key Winthrop Employees”).

Pursuant to his Employment Agreement, Mr. Donovan will serve as Chief Executive Officer of the Surviving Entity, commencing upon the Closing.  Mr. Donovan’s Employment Agreement provides for a term of five years, with automatic annual renewals unless notice of non-renewal is given at least six months prior to the applicable employment period.  Mr. Donovan will receive an annual base salary of $300,000, subject to increases at the discretion of the Compensation Committee of the Surviving Entity’s Board of Directors.  During the initial term of Mr. Donovan’s Employment Agreement but subsequent to the third anniversary of the Closing, in the sole discretion of the Board of Directors of the Surviving Entity, Mr. Donovan will assume the position of Executive Chairman of the Surviving Entity in lieu of his position as Chief Executive Officer of the Surviving Entity, with such authority, duties and responsibilities as are commensurate with his position as Executive Chairman and such other duties and responsibilities as may reasonably be assigned to him by the Chief Executive Officer of the Company.  As Executive Chairman, Mr. Donovan will be entitled to an annual base salary of $200,000.  During his employment under the Employment Agreement, Mr. Donovan will report directly to the Chief Executive Officer of the Company.

In addition to his base salary, Mr. Donovan will be eligible for a “Stay/Client Retention Bonus” of $1,170,000, which amount is subject to reduction to the same percentage as the Advisory Contract Reduction, if any.  $850,000 of the Stay/Client Retention Bonus will be payable on the Closing Date, and the remainder will be payable ratably upon the first, second and third anniversaries of the Closing Date provided that Mr. Donovan is then employed by the Surviving Entity or one of its affiliates.

Under his Employment Agreement, Mr. Donovan will be entitled to receive as soon as practicable following Closing Date a grant from the Company of 110,771 RSUs, which will be vested as of the Closing Date and which will settle in shares of Company Common Stock on the third anniversary of the Closing Date.  Mr. Donovan will also be entitled to receive a grant of 85,000 “Stay/Client Retention” RSUs, which will be subject to reduction to the same percentage as the Advisory Contract Reduction, if any.  The Stay/Client Retention RSUs will vest in equal annual installments on the first, second and third anniversaries of the Closing Date, provided that Mr. Donovan is then employed by the Surviving Entity or one of its affiliates, and will settle in shares of Company Common Stock on the third anniversary of the Closing Date.

Mr. Donovan will also be entitled to receive a “Special Bonus,” payable on the third anniversary of the Closing Date (unless he terminates his employment with the Surviving Entity without good reason), equal to the excess, if any, of $1,900,000 over the product of (i) the aggregate trailing average closing price of the Company Common Stock for the 10 trading days prior to such third anniversary multiplied by (ii) the number of shares of Company Common Stock that he receives as Merger Consideration (subject to equitable adjustment to reflect stock splits and similar changes in the Company’s capitalization).

Under their respective Employment Agreements, Messrs. Roman, Khandwala and van Daalen will serve as Senior Managing Director of the Surviving Entity commencing upon the Closing.  Their Employments Agreements each provide for a term of three years, with automatic annual renewals unless notice of non-renewal is given at least six months prior to the applicable employment period.  Each of Messrs. Roman, Khandwala and van Daalen will receive an annual base salary of $250,000, subject to increases at the discretion of the Compensation Committee of the Surviving Entity’s Board of Directors.  Messrs. Roman, Khandwala and van Daalen will report directly to the Chief Executive Officer of the Surviving Entity.

In addition to their base salaries, each of Messrs. Roman, Khandwala and van Daalen will be eligible for a “Stay/Client Retention Bonus” of $114,000, which amount is subject to reduction to the same percentage as the Advisory Contract Reduction, if any.  The Stay/Client Retention Bonus will be payable in equal installments on the Closing Date and first, second and third anniversaries of the Closing Date.  Prior to the Closing Date, each of Messrs. Roman, Khandwala and van Daalen may elect to receive the Stay/Client Retention Bonus in RSUs, valued at $2.00 per RSU.

Under their Employment Agreements, each of Messrs. Roman, Khandwala and van Daalen will be entitled to receive as soon as practicable following Closing Date a grant from the Company of 53,757, 169,876, and 144,876 RSUs, respectively, which will be vested as of the Closing Date and which will settle in shares of Company Common Stock on the third anniversary of the Closing Date.  Each of Messrs. Roman, Khandwala and van Daalen will also be entitled to receive a grant of 57,000 “Stay/Client Retention” RSUs, which will be subject to reduction to the same percentage as the Advisory Contract Reduction, if any.  The Stay/Client Retention RSUs will vest in equal annual installments on the first, second and third anniversaries of the Closing Date, provided that the recipient is then employed by the Surviving Entity or one of its affiliates, and will settle in shares of Company Common Stock on the third anniversary of the Closing Date.

Each of the Key Company Employees will also be eligible to receive, under his respective Employment Agreement, quarterly and annual incentive bonuses for each period during the initial term of his Employment Agreement (and, in the case of Mr. Donovan, for any period thereafter prior to the date his title is changed to Executive Chairman).  The quarterly incentive bonuses will be equal to $6,250 per quarter for each fiscal quarter during which the revenue of the Surviving Entity, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), does not decline from the immediately prior year’s GAAP revenue by 9% or more.  If during a fiscal year the Key Company Employee has not earned all quarterly incentive bonuses for such year, he will be entitled to a “catch up” bonus for any such quarter in which the incentive bonus has not been earned if the GAAP revenue of the Surviving Entity for the entire fiscal year has not declined from the immediately prior year by 9% or more.  Each Key Company Employee will be entitled to an annual incentive bonus of $25,000 if, at the end of a given fiscal year, GAAP revenue of the Surviving Entity for such year has increased by at least 9% over the immediately prior year.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the Merger Agreement, and in connection with the Employment Agreements, each of the Key Winthrop Employees has entered into certain non-competition and non-solicitation agreements with the Company to be effective through the Closing or termination of the Merger (the “Non-Compete Agreements”).  The Key Employment Agreements contain certain restrictions on the ability of the Key Winthrop Employees to compete with the Company during their employment by the Company and for a period of time thereafter.

Item 8.01.	Other Events.

On June 19, 2012, the Company issued a press release announcing that it had entered into the Merger Agreement, a copy of which is furnished hereto as Exhibit 2.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Title

2.1

Agreement and Plan of Merger, dated June 18, 2012, by and among National Patent Development Corporation, NPT Advisors Inc., The Winthrop Corporation, and Peter M. Donovan as the Securityholders’ Representative.

99.1	Press Release, dated June 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT
CORPORATION

By:	/s/ Ira J. Sobotko
Name:	Ira J. Sobotko
Title:	Vice President & Chief Financial Officer

Dated: June 19, 2012